Exhibit 10.2

EIGER BIOPHARMACEUTICALS, INC.

COMMON STOCK PURCHASE AGREEMENT

THIS COMMON STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of June 1, 2022 (the “Execution Date”) by and among Eiger BioPharmaceuticals, Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each an “Investor,” and collectively the “Investors”).

RECITALS

WHEREAS, the Company and each of the Investors, severally and not jointly, are executing and delivering this Agreement in connection with that certain Loan and Security Agreement, dated as of even date herewith, by and among the Company, EB Pharma, LLC, EBPI Merger, Inc., Innovatus Life Sciences Lending Fund I, LP, as Collateral Agent and a Lender, and the lenders listed on Schedule 1.1 thereto (the “Loan Agreement”).

WHEREAS, pursuant to terms set forth in this Agreement, the Company desires to sell to each Investor, and each Investor desires to purchase from the Company, an aggregate of Five Million Dollars ($5,000,000) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at the per share purchase price (the “Per Share Purchase Price”) set forth on Schedule I hereto.

WHEREAS, all terms not defined herein shall have the meaning set forth for such terms in the Loan Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and the Loan Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

Purchase and Sale of Shares

1.1 Sale of Shares. Subject to the terms and conditions hereof, the Company will issue and sell to each Investor, and each Investor, severally and not jointly, will purchase from the Company, an aggregate of 749,053 shares of Common Stock (the “Shares”) at the Per Share Purchase Price. The number of Shares to be purchased by each Investor and the aggregate purchase price to be paid by each Investor (the “Purchase Price”) is set forth on Schedule I hereto.

1.2 Closing. The purchase and sale of the Shares shall take place at a closing (the “Closing”) to be held remotely via the exchange of documents and signatures, on the second trading day following the Execution Date, or such other time as agreed by the parties (the “Closing Date”). At the Closing, the Company will deliver or cause to be delivered to each Investor a certificate(s) or book-entry shares, at the Investor’s option, representing such Investor’s Shares and, concurrently, each Investor shall pay its Purchase Price by wire transfer of immediately available funds to the Company in accordance with the Company’s written wire instructions provided in writing to the Investors at least one Business Day prior to the Closing.

SECTION 2

Representations and Warranties of the Company

The Company hereby represents and warrants to each Investor the following as of the date hereof and as of the Closing Date:

2.1 Organization and Good Standing and Qualifications. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease, operate and occupy its properties and to carry on its business as now being conducted. Except as set forth in the Commission Documents (as defined below), the Company does not own more than 50% of the outstanding capital stock of or control any other business entity, except EB Pharma, LLC, a Delaware limited liability company and EBPI Merger, Inc., a Delaware corporation. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary, other than those in which the failure so to qualify or be in good standing would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean: (i) any event or condition that would reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that none of the following shall be deemed to constitute a “Material Adverse Effect” with respect to the foregoing clause (i): (A) the effects of conditions or events that are generally applicable to the capital, financial, banking or currency markets or to the biotechnology industry, or (B) changes in the market price of the Common Stock; or (ii) the authority or ability of the Company to perform its obligations under this Agreement.

2.2 Authorization. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement; the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby and the issuance, sale and delivery of the Shares have been duly authorized by all necessary corporate action, and no further consent or authorization of the Company, its Board of Directors or its stockholders is required; and this Agreement has been duly executed and delivered and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

2.3 Valid Issuance of Shares. The issuance of the Shares has been duly authorized by all requisite corporate action. When the Shares are issued, sold and delivered in accordance with the terms of this Agreement for the consideration expressed herein, the Shares will be duly and validly issued and outstanding, fully paid, and nonassessable, and will be free of all liens, encumbrances and restrictions, other than the restrictions on transfer set forth in Section 6.1 and under applicable state and federal securities laws and, except as otherwise set forth herein, each Investor shall be entitled to all rights accorded to a holder of shares of Common Stock. The Company has reserved a sufficient number of shares of Common Stock for issuance to the Investors in accordance with the Company’s obligations under this Agreement.

2.4 No Conflict. The execution, delivery and performance of this Agreement, and any other document or instrument contemplated hereby, by the Company and the consummation by the Company of the transactions contemplated hereby, do not: (i) violate any provision of the Company’s Certificate of Incorporation or Bylaws, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company is a party, where such default or conflict would constitute a Material Adverse Effect, (iii) create or impose a lien, charge or encumbrance on any property of the Company under any agreement or any commitment to which the Company is a party or by which the Company is bound, which would constitute a Material Adverse Effect, (iv) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, writ, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or by which any property or assets of the Company are bound or affected, where such violation would constitute a Material Adverse Effect, or (v) require any consent of any third-party that has not been obtained pursuant to any material contract to which the Company is subject or to which any of its assets, operations or management may be subject, where the failure to obtain any such consent would constitute a Material Adverse Effect. The Company is not required under federal, state or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency in order for it to execute, deliver or perform any of its obligations under this Agreement or issue and sell the Shares in accordance with the terms hereof (other than any filings that may be required to be made by the Company with the Securities and Exchange Commission (the “Commission”), the Financial Industry Regulatory Authority, The Nasdaq Stock Market LLC (the “Nasdaq”) or state securities commissions subsequent to the Closing); provided that, for purposes of the representation made in this sentence, the Company is assuming and relying upon the accuracy of the relevant representations and agreements of the Investors herein.

2.5 Compliance. The Company is not, and the execution and delivery of this Agreement and the consummation of the transactions contemplated herewith will not cause the Company to be (i) in violation or default of any provision of any instrument, mortgage, deed of trust, loan, contract, or commitment filed with the Commission Documents, (ii) in violation of any provision of any judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound, or (iii) in violation of any federal, state or, to its knowledge, local statute, rule or governmental regulation, in the case of each of clauses (i), (ii) and (iii), which would have a Material Adverse Effect.

2.6 Capitalization. As of May 2, 2022, the number of issued and outstanding shares of Common Stock was 43,216,126. The outstanding shares of capital stock of the Company as of the date hereof have been duly and validly issued and are fully paid and nonassessable, were not issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the Commission Documents, there are no outstanding rights (including, without limitation, preemptive rights), warrants or options to acquire, or instruments convertible into or exchangeable for, any unissued shares of capital stock or other equity interest in the Company, or any contract, commitment, agreement, understanding or arrangement of any kind to which the Company is a party and relating to the issuance or sale of any capital stock of the Company, any such convertible or exchangeable securities or any such rights, warrants or options. Without limiting the foregoing, no preemptive right, co-sale right, right of first refusal, registration right, or other similar right exists with respect to the Shares or the issuance and sale thereof. Except as disclosed in the Commission Documents, there are no shareholder agreements, voting agreements or other similar agreements with respect to the voting of the Shares to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s shareholders.

2.7 Commission Documents, Financial Statements. The Company’s Common Stock is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission for the past twelve (12) months pursuant to the reporting requirements of the Exchange Act, including material filed pursuant to Section 13(a) or 15(d) of the Exchange Act (all of the foregoing, including filings incorporated by reference therein, being referred to herein as the “Commission Documents”). The Common Stock is currently listed on the Nasdaq Global Market. The Company is not in violation of the listing requirements of the Nasdaq and has no knowledge of any facts that would reasonably lead to delisting or suspension of its common stock from Nasdaq in the foreseeable future. As of its date, each Commission Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to such document, and, as of its date, after giving effect to the information disclosed and incorporated by reference therein, no such Commission Document contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

2.8 Internal Controls and Procedures. The Company maintains disclosure controls and procedures as such terms are defined in, and required by, Rule 13a-15(e) and Rule 15d-15(e) under the Exchange Act. Such disclosure controls and procedures are effective as of the latest date of management’s evaluation of such disclosure controls and procedures as set forth in the Commission Documents to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Commission. The Company maintains a system of internal controls over financial reporting (as such term is defined in Exchange Act Rule 13a-15(f) and 15d-15(f)) that is designed to comply with the requirements of the Exchange Act and has been designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

2.9 Material Adverse Change. Except as disclosed in the Commission Documents, since March 31, 2022, no event or series of events has or have occurred that would, individually or in the aggregate, have a Material Adverse Effect.

2.10 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) that would be required to be disclosed on a balance sheet of the Company or any of its subsidiaries (including the notes thereto) in conformity with GAAP and are not disclosed in the Commission Documents, other than those incurred in the ordinary course of the Company’s or its Subsidiaries’ respective businesses since March 31, 2022 or which, individually or in the aggregate, do not or would not reasonably be expected to have a Material Adverse Effect.

2.11 No Undisclosed Events or Circumstances. Except for the transactions contemplated by this Agreement and the Loan Agreement, no event or circumstance has occurred or exists with respect to the Company, its subsidiaries, or their respective businesses, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed and which, individually or in the aggregate, would have a Material Adverse Effect.

2.12 Actions Pending. There is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or the transactions contemplated hereby or any action taken or to be taken pursuant hereto. Except as set forth in the Commission Documents or as otherwise disclosed in writing to an Investor in connection with the Loan Agreement, there is no action, suit, claim, investigation or proceeding pending or, to the knowledge of the Company, threatened, against or involving the Company, any Subsidiary, or any of their respective properties or assets that could be reasonably expected to have a Material Adverse Effect. Except as set forth in the Commission Documents or as otherwise disclosed pursuant to the Loan Agreement, no judgment, order, writ, injunction or decree or award has been issued by or, to the knowledge of the Company, requested of any court, arbitrator or governmental agency which would or would be reasonably expected to have a Material Adverse Effect.

2.13 Compliance with Law. The businesses of the Company and its Subsidiaries have been and are presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except as set forth in the Commission Documents or such that would not reasonably be expected to have a Material Adverse Effect. Except as set forth in the Commission Documents, the Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its respective business as now being conducted by it, except for such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

2.14 Exemption from Registration, Valid Issuance. Subject to, and in reliance on, the representations, warranties and covenants made herein by the Investors, the issuance and sale of the Shares in accordance with the terms and on the bases of the representations and warranties set forth in this Agreement, may and shall be properly issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated pursuant to the Securities Act (“Regulation D”) and/or any other applicable federal and state securities laws. The sale and issuance of the Shares pursuant to, and the Company’s performance of its obligations under, this Agreement will not (i) result in the creation or imposition of any liens, charges, claims or other encumbrances upon the Shares (other than as set forth in Section 6.1 or under applicable state and federal securities laws) or any of the assets of the Company, or (ii) entitle the holders of any outstanding shares of capital stock of the Company to preemptive or other rights to subscribe to or acquire the Shares or other securities of the Company. No “bad actor” disqualifying event described in Rule 506(d)(1)(i)-(viii) of the Securities Act (a “Disqualification Event”) is applicable to the Company or, to the Company’s knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii–iv) or (d)(3), is applicable. “Company Covered Person” means, with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any person listed in the first paragraph of Rule 506(d)(1). The Company is not aware of any person (other than any Company Covered Person) that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Shares pursuant to this Agreement. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e).

2.15 Transfer Taxes. All stock transfer or other taxes (other than income taxes) which are required to be paid in connection with the sale and transfer of the Shares to be sold to Investors hereunder will be, or will have been, fully paid or provided for by the Company and all laws imposing such taxes will be or will have been fully complied with.

2.16 Investment Company. The Company is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as defined in the Investment Company Act of 1940, as amended.

2.17 Shell Company. The Company is not, and has never been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.

2.18 Brokers. Except as expressly set forth in the Loan Agreement, no brokers, finders or financial advisory fees or commissions will be payable by the Company or any of its subsidiaries in respect of the transactions contemplated by this Agreement or the Loan Agreement.

SECTION 3

Representations and Warranties of the Investors

Each Investor hereby represents and warrants to the Company, severally and not jointly, the following as of the date hereof and as of the Closing Date:

3.1 Experience. Each Investor is experienced in evaluating companies such as the Company, has such knowledge and experience in financial and business matters that the Investor is capable of evaluating the merits and risks of the Investor’s prospective investment in the Company, and has the ability to bear the economic risks of its investment.

3.2 Investment. Each Investor is acquiring the Shares for investment for the Investor’s own account and not with the view to, or for resale in connection with, any distribution thereof. Each Investor understands that the Shares have not been and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Each Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any third person with respect to any of the Shares.

3.3 Rule 144. Each Investor acknowledges that the Shares must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. Each Investor is aware of the provisions of Rule 144 promulgated under the Securities Act (“Rule 144”) which permit limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions. In connection therewith, each Investor acknowledges that the Company will make a notation on its stock books regarding the restrictions on transfers set forth in this Section 3 and will transfer the Shares on the books of the Company only to the extent not inconsistent therewith.

3.4 Access to Information. Each Investor has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities. Each Investor has had a full opportunity to ask questions of and receive answers from the Company, or any person or persons acting on behalf of the Company, concerning the terms and conditions of an investment in the Shares. Each Investor is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement and the Loan Agreement.

3.5 Authorization. This Agreement when executed and delivered by each Investor will constitute a valid and legally binding obligation of the Investor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, securities, insolvency, or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies, or indemnification or by other equitable principles of general application.

3.6 Investor Status. Each Investor acknowledges that it is an “accredited investor” as defined in Rule 501(a) of Regulation D, and each Investor shall submit to the Company such further assurances of such status as may be reasonably requested by the Company.

3.7 No Inducement. Each Investor was not induced to participate in the offer and sale of the Shares by the filing of any registration statement in connection with any public offering of the Company’s securities, and the Investor’s decision to purchase the Shares hereunder was not influenced by the information contained in any such registration statement.

SECTION 4

Conditions to Investors’ Obligations at Closing

In addition to the conditions and deliverables set forth in Section 1.2, the obligations of each Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by each Investor as to itself (except to the extent not permitted by law):

4.1 No Injunction, etc. No preliminary or permanent injunction or other binding order, decree or ruling issued by a court or governmental agency shall be in effect which shall have the effect of preventing the consummation of the transactions contemplated by this Agreement. No action or claim shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would be reasonably likely to (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) have the effect of making illegal the purchase of, or payment for, any of the Shares by the Investor.

4.2 Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true and correct as of the Closing Date.

4.3 Performance. The Company shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing Date.

4.4 Compliance Certificate. A duly authorized officer of the Company shall deliver to the Investors at the Closing a certificate stating that the conditions specified in Sections 4.2 and 4.3 have been fulfilled and certifying and attaching the Company’s Certificate of Incorporation, Bylaws and resolutions of the Company’s Board of Directors authorizing this Agreement, the Loan Agreement and the transactions contemplated hereby and thereby.

4.5 Securities Laws. The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

4.6 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

4.7 Loan Agreement. The Company shall have delivered to the Investors the duly executed Loan Agreement.

SECTION 5

Conditions to the Company’s Obligations at Closing

The obligations of the Company under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions, any of which may be waived in writing by the Company (except to the extent not permitted by law):

5.1 Representations and Warranties. The representations and warranties of each Investor contained in Section 3 shall be true and correct in all material respects (except for such representations and warranties that are qualified by materiality which shall be true and correct in all respects) on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

5.2 Securities Law Compliance. The offer and sale of the Shares to the Investors pursuant to this Agreement shall be exempt from the registration requirements of the Securities Act and the registration and/or qualification requirements of all applicable state securities laws.

5.3 Authorizations. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement shall have been duly obtained and shall be effective on and as of the Closing.

5.4 Loan Agreement. The Investors that are party thereto shall have delivered to the Company the duly executed Loan Agreement.

SECTION 6

Investor Covenants

6.1 Trading Restrictions.

(a) Definitions. For purposes of this Section 6.1, the following terms shall have the meanings indicated:

(i) “Affiliate” shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

(ii) “Restriction Period” shall mean the period commencing on the Closing Date and continuing until the date that is six (6) months from such date.

(iii) “Significant Event” shall mean any of the following not involving a violation of this Section 6.1: (A) the public announcement of a proposal or intention to acquire, or the acquisition, by any person or 13D Group of beneficial ownership of Voting Securities representing 15% or more of the then outstanding Voting Securities; (B) the public announcement of a proposal or intention to commence, or the commencement, by any person or 13D Group of a tender or exchange offer to acquire Voting Securities which, if successful, would result in such person or 13D Group owning, when combined with any other Voting Securities owned by such person or 13D Group, 15% or more of the then outstanding Voting Securities; or (C) the entry into by the Company, or the public announcement by the Company of an intention or determination to enter into, any merger, sale or other business combination transaction, or an agreement therefor, pursuant to which the outstanding shares of capital stock of the Company would be converted into cash, other consideration or securities of another person or 13D Group or 50% or more of the then outstanding shares of capital stock of the Company would be owned by persons other than the then current holders of shares of capital stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or 13D Group.

(iv) “Voting Securities” shall mean at any time shares of any class of capital stock of the Company which are then entitled to vote generally in the election of directors.

(v) “13D Group” shall mean, with respect to the Voting Securities of the Company, any group of persons formed for the purpose of acquiring, holding, voting or disposing of such Voting Securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a statement on Schedule 13D with the Commission as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned Voting Securities representing more than 5% of the total combined voting power of all such Voting Securities then outstanding.

(b) Restriction Period No Sell. Each Investor agrees that during the Restriction Period, neither the Investor nor any of its Affiliates shall offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of in any manner, either directly or indirectly, any Shares, or any securities of the Company issued as a dividend or distribution on, or involving a recapitalization or reorganization with respect to, such Shares (collectively, “Covenant Shares”), other than transfers of securities between and among the Investors and any one or more of their respective Affiliates. The Company shall use commercially reasonable efforts to permit the Shares to be eligible for clearance and settlement through the facilities of The Depository Trust Company immediately following the termination of the Restriction Period.

(c) Occurrence of Significant Event. The restrictions contained in Section 6.1(b) shall be suspended and shall not apply to or otherwise restrict an Investor’s actions in respect of the Company’s securities for so long as a Significant Event has occurred and is continuing.

6.2 Invalid Transfers. Any sale, assignment or other transfer of Covenant Shares by an Investor or any of its Affiliates, as applicable, contrary to the provisions of Section 6.1 shall be null and void, and the transferee shall not be recognized by the Company as the holder or owner of the Covenant Shares sold, assigned, or transferred for any purpose (including, without limitation, voting or dividend rights), unless otherwise permitted by Section 6.1 or consented to by the Company. With respect to any transfer permitted pursuant to Section 6.1(b) during the Restriction Period, the Investor making such transfer shall provide the Company with written notice of such transfer, and no Covenant Shares shall be transferred on the books of the Company until such written notice has been received by the Company from such Investor. The Company, or, at the instruction of the Company, the transfer agent of the Company, may place a legend on any certificate representing Covenant Shares stating that such shares are subject to the restrictions contained in this Agreement.

6.3 Performance by Affiliates. Each Investor shall remain responsible for and guarantee its Affiliates” performance in connection with this Agreement, and shall cause each such Affiliate to comply fully with the provisions of this Agreement in connection with such performance. Each Investor hereby expressly waives any requirement that the Company exhaust any right, power or remedy, or proceed directly against such an Affiliate, for any obligation or performance hereunder, prior to proceeding directly against such Investor.

6.4 Restrictive Legend. Each Investor acknowledges that the certificates representing the Shares, when issued, will bear a restrictive legend in substantially the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.”

SECTION 7

Company Covenants

7.1 Rule 144 Reporting. With a view to making available to the Investors the benefits of Rule 144, which may permit the sale of the Shares to the public without registration, the Company agrees that, for a period of one (1) year from the Closing Date, it shall:

(a) make and keep public information available, as those terms are understood and defined in Rule 144 promulgated under the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(c) furnish each Investor forthwith upon request (i) a written statement by the Company as to its compliance with the public information requirements of said Rule 144, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents as may be reasonably requested in availing the Investor of any rule or regulation of the Commission permitting the sale of any such securities without registration.

7.2 Legend Removal. Following the Restriction Period, (i) in connection with any sale of the Shares pursuant to Rule 144, (ii) if such Shares are eligible for sale under Rule 144 following the expiration of the one-year holding requirement under subparagraphs (b)(1)(i) and (d) thereof, or (iii) in connection with any transfer or sale of the Shares pursuant to an available exemption under applicable securities laws, if requested by an Investor, the Company shall cause its transfer agent to remove any restrictive legends on such Shares and make a new, unlegended entry for such book entry or certificate(s), as applicable, Shares without restrictive legends within two (2) Business Days of such request, provided that the Company and its transfer agent have timely received from the Investor customary representations and other documentation reasonably acceptable to the Company and its transfer agent in connection therewith. Any fees (with respect to the Company’s transfer agent, Company or Investor’s counsel, or otherwise) associated with the removal of such legend(s) shall be borne by the Company.

7.3 Form D and Blue Sky. The Company agrees to timely file a Form D with respect to the Shares as required under Regulation D. The Company shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Investors pursuant to this Agreement under applicable state securities laws (or to obtain an exemption from such qualification). The Company shall make all filings and reports relating to the offer and sale of the Shares required under applicable federal and state securities laws following the Closing Date.

7.4 Listing of Common Stock. The Company will use its reasonable best efforts to list the Shares on Nasdaq and to maintain the listing of the Common Stock on Nasdaq.

SECTION 8

Miscellaneous

8.1 Governing Law; Exclusive Jurisdiction; Venue. This Agreement shall be governed in all respects by the laws of the State of New York without application of any provisions thereof that would require the application of the laws of any other jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party or its successors or assigns, will be brought and determined exclusively in (i) the state courts of the State of New York in Manhattan, New York, or (ii) the United States District Court for the Southern District of New York. Each of the parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (x) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.1, (y) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (z) to the fullest extent permitted by applicable law, any claim that (1) the suit, action or proceeding in such court is brought in an inconvenient forum, (2) the venue of such suit, action or proceeding is improper or (3) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties agrees that service of process upon such party in any such action or proceeding will be effective if such process is given as a notice in accordance with Section 8.4. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, AND (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.1.

8.2 Survival. The representations, warranties, covenants and agreements made herein shall survive any investigation made by any Investor and the Closing.

8.3 Successors, Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by either party without the prior written consent of the other; except that either party may assign this Agreement to an Affiliate (as defined in Section 6.1(a)) of such party or to any third party that acquires all or substantially all of such party’s business, whether by merger, sale of assets or otherwise.

8.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be sent by electronic mail, facsimile, overnight courier, or U.S. mail by registered or certified mail, postage prepaid, return receipt requested, or otherwise delivered by hand or by messenger, addressed if to an Investor, at the following address:

c/o Innovatus Life Sciences Lending Fund I, LP

777 Third Avenue, 25th Floor

New York, NY 10017

Attn: Claes Ekstrom

Email: [***]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

One International Place, Suite 2000

Boston, MA 02110

Attn: Abdullah Malik

Fax: (617) 897-0983

Email: [***]

if to the Company, at the following address:

Eiger BioPharmaceuticals, Inc.

2155 Park Boulevard

Palo Alto, CA 94306

Attn: Sri Ryali

Email: [***]

or at such other address as one party shall have furnished to the other party in writing. If notice is provided (i) by electronic mail or facsimile, it shall be deemed to be given one (1) Business Day after transmission (with receipt of appropriate confirmation and, in the case of electronic mail, not rejection notice received); (ii) by U.S. Mail, upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (iv) by hand or by messenger, when delivered.

8.5 Expenses. The Company and each Investor shall bear its own expenses and legal fees incurred on its behalf with respect to this Agreement and the transactions contemplated hereby.

8.6 Finder’s Fees. The Company shall indemnify and hold harmless each Investor from any liability for any commission or compensation in the nature of a finder’s fee, placement fee or underwriter’s discount (including the costs, expenses and legal fees of defending against such liability) for which the Company, or any of its directors, officers, employees, or representatives, as the case may be, is responsible (other than such fees as contemplated by the Loan Agreement).

8.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and enforceable against the party actually executing the counterpart, and all of which together shall constitute one and the same instrument. This Agreement may be executed by electronically transmitted signatures (including, without limitation, through the use of eSignature platforms such as DocuSign®) and such signatures shall be deemed to bind each party hereto as if they were original signatures; and that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is executed by electronically transmitted signatures.

8.8 Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any party.

8.9 Entire Agreement. This Agreement and the Loan Agreement, including the exhibits and schedule attached hereto and thereto, constitute the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

8.10 Waiver. The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party. None of the terms, covenants and conditions of this Agreement can be waived except by the written consent of the party waiving compliance.

8.11 Amendment. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the parties.

8.12 Specific Performance. The parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

8.13 Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Common Stock Purchase Agreement as of the date first set forth above.

COMPANY:

Eiger BioPharmaceuticals, Inc.

By:	/s/ David A. Cory

Name:	David A. Cory
Title:	President

INVESTORS:

Innovatus Life Sciences Lending Fund I, LP

By: Innovatus Life Sciences GP, LP
Its: General Partner

By:	/s/ Andrew Dym

Name:	Andrew Dym
Title:	Authorized Signatory

Innovatus Life Sciences Offshore Fund I-A, LP

By:	/s/ Andrew Dym

Name:	Andrew Dym
Title:	Authorized Signatory

Innovatus Flagship Fund I, LP

By:	/s/ Andrew Dym

Name:	Andrew Dym
Title:	Authorized Signatory

Innovatus Flagship Offshore Fund I, LP

By:	/s/ Andrew Dym

Name:	Andrew Dym
Title:	Authorized Signatory

[Signature Page to Common Stock Purchase Agreement]

Schedule I to Common Stock Purchase Agreement

Per Share Purchase Price: $6.6751

Investor	Number of Shares Purchased	Purchase Price
Innovatus Life Sciences Lending Fund I, LP	381,488	$2,546,470.55
Innovatus Life Sciences Offshore Fund I-A, LP	217,754	$1,453,529.73
Innovatus Flagship Fund I, LP	98,766	$659,272.93
Innovatus Flagship Offshore Fund I, LP	51,045	$340,730.48

Total:	749,053	$5,000,003.69